Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

Solo Cup Company Announces

2005 Annual Financial Results

HIGHLAND PARK, IL, Friday, March 17, 2006 – Solo Cup Company (the “Company”) today announced 2005 annual financial results.

For the fiscal year ended January 1, 2006(1), the Company reported net sales of $2,437.7 million, an increase of $321.3 million, or 15.2%, compared to $2,116.4 million for the fiscal year ended December 31, 2004. This includes an increase of $185.8 million representing two additional months of SF Holdings’ sales in 2005 versus 2004. Solo Cup acquired SF Holdings on February 27, 2004. The remaining increase in net sales of $135.5 million, or 6.4%, reflects a 6.0% increase in average realized sales price and a 0.4% increase in sales volume as compared to the prior year. The increase in average realized sales price reflects the impact of price increases implemented in response to higher raw material costs.

Gross profit was $327.1 million for the fiscal year ended January 1, 2006, an increase of $23.9 million, or 7.9% over the prior year. This includes a $21.4 million increase resulting from the SF Holdings acquisition. Excluding the effect of the SF Holdings acquisition, gross profit increased $2.5 million.

Selling, general and administrative expenses were $265.2 million, including $25.2 million of expenses related to the integration of SF Holdings. Depreciation and amortization was $104.1 million and interest expense was $72.5 million for the fiscal year ended January 1, 2006.

Adjusted EBITDA for the fiscal year ended January 1, 2006 was $196.9 million versus a pro forma adjusted EBITDA for the fiscal year ended December 31, 2004 of $204.9 million.

Capital expenditures for the fiscal year ended January 1, 2006 totaled $53.1 million. Total debt as of January 1, 2006 was $1,043.3 million. Total cash and cash equivalents, and cash in escrow, was $27.1 million as of January 1, 2006.

Commenting on the fiscal year results, Ronald L. Whaley, President and Chief Operating Officer said, “2005 was a challenging year given a backdrop of rising raw material prices and energy costs. We did implement a number of price increases to offset these factors, but timing and competitive pressures did not allow us to fully recover these cost increases. With the majority of our integration activities now completed, we expect to focus in 2006 on providing increased service to our customers, while continuing to streamline logistic processes and positioning ourselves to be able to respond quickly to emerging competitive challenges.”

The Company has obtained a commitment for a $75.0 million senior secured second lien term loan facility (“Second Lien Facility”) and expects to amend its senior credit facility to accommodate the Second Lien Facility by the end of March 2006. The proceeds of the Second Lien Facility will be used to reduce borrowings under the Company’s domestic revolving credit facility.

Solo Cup Company is a $2.4 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, and Hoffmaster names. The Company was established in 1936 and has a global presence with facilities in Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

This news release contains forward-looking statements that involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements. More information about potential factors that could affect the Company’s business and financial results are set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 and in our other filings made from time to time with the SEC. This news release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

(1)	As reported in the Company’s Form 8-K filed with the SEC on June 24, 2005, the Company’s fiscal year has changed from the year ended December 31 to the 52- or 53-week period ending on the last Sunday in December, except that fiscal year 2005 ended on January 1, 2006.

Contact

Gary Sakata

847-579-3388

Schedule A

Solo Cup Company

Consolidated Statements of Operations

(in thousands)	Year ended
	Jan. 1, 2006	Dec. 31, 2004
Net sales	$2,437,738	$2,116,437
Cost of goods sold	2,110,646	1,813,260

Gross profit	327,092	303,177
Selling, general and administrative expenses	265,165	233,617
Contract dispute resolution	—	25,389
Gain on sale of property, plant and equipment	(5,683)	(7,584)

Operating income	67,610	51,755
Interest expense, net	72,550	55,490
Prepayment penalties	—	30,690
Loss on debt extinguishment	—	916
Foreign currency exchange (gain) loss, net	4,262	(3,224)
Other expense, net	1,673	489

Loss before income taxes and minority interest	(10,875)	(32,606)
Income tax provision (benefit)	(2,287)	17,112
Minority interest (income) loss	(409)	214

Net loss	$(8,179)	$(49,932)

Solo Cup Company

Reconciliation of Net loss to Adjusted EBITDA

		Pro Forma (1)
(in millions)	2005	2004
Net loss (GAAP measure)(2)	$(8.2)	$(8.7)
Interest expense, net	72.5	61.0
Income tax	(2.3)	(5.0)
Minority interest	(0.4)	0.2
Foreign currency exchange (gain) loss, net	4.3	(3.2)
Other expense, net	1.7	1.4

Operating income	67.6	45.7
Depreciation and amortization	104.1	103.7

EBITDA (non-GAAP measure)	171.7	149.4
Integration expenses (3)	25.2	30.1
Contract dispute resolution (4)	—	25.4

Adjusted EBITDA (non-GAAP measure)	$196.9	$204.9

(1)	Pro forma amounts reflect the results of the acquisition of SF Holdings as if it occurred on January 1, 2003, which includes adjustments for the repurchase of sale and leaseback assets and the step up valuation required under purchase accounting.
(2)	Pro forma net loss reflects our results as if the acquisition of SF Holdings had occurred on January 1, 2003. See Note 3 to the Company’s consolidated financial statements in our 2004 Form 10-K.
(3)	Integration expenses reflect the costs associated with the integration of support functions and systems of SF Holdings in connection with the acquisition.
(4)	Contract dispute resolution costs represent a charge incurred in connection with the terms of a settlement agreement entered into with a former logistics provider.

Adjusted EBITDA and Pro forma adjusted EBITDA are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) or pro forma net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for EBITDA applied in our presentation of adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe the presentation of EBITDA and adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to adjusted EBITDA for pricing under the terms of our senior credit facility and to measure our compliance with certain covenants under our senior credit facility and the indenture governing our 8.5% senior subordinated notes. It is also used as a metric to determine certain components of management compensation.